EXHIBIT 21

Subsidiaries of InfoSonics Corporation

•                  InfoSonics Latin America, Inc. (CA corporation)

•                  InfoSonics de Mexico S.A. de C.V. (Mexico corporation)

•                  InfoSonics de Guatemala S.A. (Guatemala corporation)

•                  InfoSonics El Salvador S.A. de C.V. (El Salvador corporation)

•                  InfoSonics S.A. (Uruguay corporation)

•                  Axcess Mobile, LLC (CA Limited Liability corporation)